MEMORANDUM OF UNDERSTANDING

THIS AGREEMENT entered into the 30 day of April 2010 by and between Omnicity, Inc. (hereinafter Omnicity) and Tipmont Holding, Inc. (hereinafter Tipmont) WITNESSETH THAT:

WHEREAS, on or about the 10th day of August, 2005 the parties hereto entered into a certain AGREEMENT regarding the marketing of certain wireless broadband internet services, and

WHEREAS, Omnicity and Tipmont agree to terminate said AGREEMENT and further agree that Omnicity is indebted to Tipmont and shall satisfy said indebtedness as follows:

A. Tipmont shall transfer to Omnicity ownership of all modems for Eighty Six Thousand Five Hundred Ninety Four and 30/100 Dollars ($86,594.30) which Omnicity agrees to pay to Tipmont pursuant to the payment schedule below.

B. Pursuant to the AGREEMENT Omnicity owes Tipmont commission and modem rental through October 2009 in the amount of Eighty Four Thousand Ninety Four and 30/100 Dollars ($84,094.30). In exchange for purchasing the modems this amount will be forgiven.

WHEREAS, the parties intend by this memorandum of understanding to terminate the AGREEMENT and to provide for a payment plan from Omnicity to Tipmont regarding the above amounts owing.

NOW, THEREFORE, in consideration of the premises and the mutual undertakings herein contained Omnicity shall pay to Tipmont the balance of Eighty Six Thousand Five Hundred Ninety Four and 30/100 Dollars ($86,594.30) as follows together with interest at the rate of five percent (5%) per annum as follows:

1. $6,000.00 upon execution of this agreement. 5/28/10
2. $10,000.00 plus accrued interest three months following the execution of this agreement. 8/28/10

Current
Long-term

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3. $14,000.00 plus accrued interest six months following the execution of this agreement. 11/28/10

4. $18,000.00 plus accrued interest nine months following the execution of this agreement. 2/28/11

5. $22,000.00 plus accrued interest twelve months following the execution of this agreement. 5/28/11

6. Final payment in full together with accrued interest fifteen months from the date of execution of this agreement.
$16,594.30 8/28/11

Omnicity shall, without fail, timely pay to Tipmont all payments shown on the above schedule. All such payments shall be delivered by Omnicity so as to be received by Tipmont on or before the due date.

If any installment due from Omnicity is not received by Tipmont on or before the due date, Omnicity shall have ten (10) days to cure that default and will pay Tipmont an additional late fee equal to five percent (5%) of the amount of the delinquent payment.

If any installment due from Omnicity is delinquent beyond the ten day "grace period" in addition to the late charge of five percent of the amount of the delinquent payment the total balance owing shall begin accruing interest at a rate of eight percent (8%) per annum until paid in full.

On the happening of any of the following events, each of which will constitute a default by Omnicity, all liabilities of Omnicity to Tipmont shall become immediately due and payable at the option of Tipmont: (1) failure of Omnicity to perform any agreement or to pay any obligation when due; (2) filing of any petition in bankruptcy by or against Omnicity; (3) application for appointment of a receiver for, making of a general assignment for the benefit of creditors by, or insolvency of Omnicity; or (4) determination by Tipmont that a material adverse change has occurred in the financial condition of Omnicity . On occurrence of any such event or at any time thereafter, Tipmont shall have all remedies provided by law and equity.

In the event of default by Omnicity herein Omnicity agrees to pay all costs and expenses of collection, including reasonable attorney fees.

IN WITNESS WHEREOF the parties have hereunto set their hands and seals this 30 day of April, 2010.

Omnicity, Inc.	Tipmont Holding, Inc.
by Greg Jarman	by Tim McCarthy